UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALICO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALICO, INC.

Post Office Box 338

La Belle, Florida 33975

Notice of Annual Meeting of Shareholders

To be held February 18, 2011

To the Shareholders of ALICO, INC.:	January 14, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ALICO, INC., a Florida corporation (the “Company”), will be held at Florida Gulf Coast University, 10501 FGCU Blvd. South, Ft. Myers, Florida 33965, at Ten O’clock A.M. EST, on Friday, February 18, 2011, for the following purposes:

1. To elect nine Directors to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

2. To approve the Amended and Restated Director Compensation Plan.

3. To ratify the Company’s Auditors.

4. To approve, by non-binding vote, executive compensation.

5. To recommend, by non-binding vote, the frequency of executive compensation (Say-On-Pay) votes.

6. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

Only shareholders of record on the Company’s books at the close of business on December 30, 2010, will be entitled to notice of, and to vote at, said meeting.

If you are unable to attend the meeting in person but wish your shares to be voted upon the matters to come before it, please complete, sign and date the accompanying proxy card and mail it in the enclosed envelope. Postage is not required if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders, dated January 14, 2011, is enclosed herewith.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 18, 2011: This Notice, the attached Proxy Statement and Alico’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 are available on Alico’s website at www.alicoinc.com. In addition, you may access these materials at http://www.rrdezproxy.com/2011/Alico/, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors

/s/ Denise Plair

Denise Plair

Secretary

ALICO, INC.

Post Office Box 338

La Belle, Florida 33975

PROXY STATEMENT

SOLICITATION

January 14, 2011

La Belle, Florida

The Board of Directors of ALICO, INC. (the “Company”) hereby solicits proxies to be used at the Annual Meeting of Shareholders of the Company to be held on February 18, 2011, and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith.

Every proxy may be revoked at any time prior to the exercise thereof by any record shareholder giving such proxy, by giving written notice of revocation to the Secretary of the Company at or before the annual meeting, by duly executing a subsequent proxy relating to the same shares or by attending the annual meeting. In addition to the use of the mails, directors, officers and regular employees of the Company may, without additional compensation, solicit proxies in person or by telephone, mail or telegraph. All costs of solicitation will be borne by the Company. Brokerage houses, bankers and others holding stock in their names or names of nominees or otherwise will be reimbursed for reasonable out-of-pocket expenses incurred by them in sending proxies and proxy material to the beneficial owners of such stock.

It is anticipated that this proxy statement and accompanying notice, form of proxy card and Company’s Annual Report on Form 10-K will be first sent to the Shareholders of the Company on or about January 14, 2011.

VOTING SECURITIES

The Company has only one class of voting securities outstanding, its Common Stock, par value $1.00 per share, of which 7,370,110 were outstanding as of December 30, 2010. Each share entitles the holder thereof to one vote per share. Only shareholders of record at the close of business on December 30, 2010, will be entitled to vote at the meeting or at any and all adjournments thereof.

INFORMATION REGARDING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT:

The following table sets forth certain information relating to the beneficial ownership of shares of Common Stock of the Company as of December 30, 2010, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) any director nominees who are not currently serving on the Board of Directors; (iv) all of the Executive Officers named in the Summary Compensation Table (the “Named Executive Officers”), and (v) all directors and Executive Officers of the Company as a group. To the best knowledge of the Company, there are no other persons who own beneficially more than five percent (5%) of the Company’s outstanding Common Stock. To the knowledge of the Company, except as noted in the footnotes below, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,725,457	(2)	50.55%

Thomas E. Claugus 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	1,300,393	(3)	17.64%

GMT Capital Corp. 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	645,414	(3)	8.76%

John R. Alexander ALICO, INC. Post Office Box 338 La Belle, Florida 33975	3,759,017	(2)	51.0%

John David “JD” Alexander Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,730,036	(2)(4)	50.61%

Robert E. Lee Caswell 3495 Piedmont Road Suite 900, Ten Piedmont Center Atlanta, GA 30305	3,725,677	(2)(5)	50.55%

Thomas H. McAuley 3095 Brandy Station Atlanta, GA 30339	- 0 -		*

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Charles L. Palmer North American Company LLC 312 S.E. 17th Street, Suite 300 Ft. Lauderdale, FL 33316	22,613	(7)	*

Ramon Rodriguez 509 Royal Plaza Drive Ft. Lauderdale, FL 33301	3,560	(6)	*

John D. Rood 3020 Hartley Road, Suite 300 Jacksonville, FL 32257	3,170	(6)	*

Robert J. Viguet, Jr. 333 Clay Street, Suite 3300 Houston, TX 77002	7,930	(6)	*

Dr. Gordon Walker 331 Ridgebriar Drive Richardson, TX 75080	11,093	(6)	*

Patrick W. Murphy ALICO, INC. Post Office Box 338 La Belle, Florida 33975	2,177	(8)	*

Donald R. Schrotenboer Alico Land Development, Inc. Post Office Box 338 La Belle, Florida 33975	1,058	(9)	*

Steven M. Smith ALICO, INC. Post Office Box 338 La Belle, Florida 33975	2,439	(10)	*

All Executive Officers and directors as a group (12 persons)	92,399	(11)	1.25%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. There were no outstanding options for any of the parties included in the table above.
(2)	Includes 3,725,457 shares held through Alico Holding, LLC (2215-B Renaissance Drive, Suite 5, Las Vegas, NV 89119) as reported on Form 13D filed December 3, 2009, a wholly owned subsidiary of Atlantic Blue Group, Inc. of which Mr. John R. Alexander and Mr. JD Alexander may be considered to be the indirect beneficial owners by virtue of their shared control, together with the Alexander, Collier and Milligan families, of 100% of the stock of Atlantic Blue Group, Inc. Mr. Robert E. Lee Caswell may also be deemed to be the indirect beneficial owner of these shares by virtue of his wife’s holdings and shared control of the stock of Atlantic Blue Group, Inc. Mr. JD Alexander is the President of Atlantic Blue Group, Inc. and thereby also exercises investment control over the shares held by Alico Holding, LLC.

(3)	Includes 645,414 shares held by GMT Capital Corp., as of September 30, 2010 as reported on a Form 13-F filed on November 15, 2010, and 177,500 shares held by Bay Resource Partners, L.P., 122,100 shares held by Bay II Resource Partners, L.P., and 334,379 shares held by Bay Resource Partners Offshore Fund, Ltd reported on Form 13G/A filed on December 28, 2009, of which Mr. Claugus may be considered to be the indirect beneficial owner by virtue of his positions as President of GMT Capital Corp., and by which GMT Capital Corp. as general partner of Bay Resource Partners, L.P., of Bay II Resource Partners, L.P. and investment manager of Bay Resource Partners Offshore Fund, Ltd., for which shared voting and shared dispositive powers are held. Mr. Claugus holds 21,000 shares personally for which he holds sole voting and dispositive powers.
(4)	Includes 150 shares held in the names of Mr. JD Alexander’s children and 4,429 shares received under the Directors Stock Compensation Plan pursuant to Mr. Alexander’s election to receive shares in lieu of cash fees.
(5)	Includes 220 shares held in the names of Mr. Caswell’s children.
(6)	Consists of shares received under the Directors Stock Compensation Plan pursuant to such director’s election to receive shares in lieu of cash fees.
(7)	Includes 12,613 shares received under the Directors Stock Compensation Plan pursuant to Mr. Palmer’s election to receive shares in lieu of cash fees.
(8)	Includes 2,177 shares issued under the 1998 and 2008 Incentive Equity Plans.
(9)	Includes 1,058 shares issued under the 2008 Incentive Equity Plan.
(10)	Includes 2,439 shares issued under the 1998 and 2008 Incentive Equity Plans.
(11)	Does not include the shares of Alico Holding, LLC otherwise described above in footnote 2 to this table.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year 2010, and certain written representations, if any, made to the Company, no officer, director or beneficial owner of 10% or more of the Company’s common stock has failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act to be filed during fiscal 2010, except that Patrick W. Murphy filed one Form 4 late report regarding the sale of shares.

ALICO, INC. IS A “CONTROLLED COMPANY”

Atlantic Blue Group, Inc. (“Atlanticblue”), f/k/a Atlantic Blue Trust, Inc. (“ABT”), owns 50.5% of Alico’s outstanding voting stock and therefore is able to elect all of the directors of Alico, Inc. by reason of its voting power. Additionally, by reason of Atlanticblue’s stock ownership, Alico, Inc. is exempt from being required to meet the independent director requirements of Nasdaq, pursuant to the provisions of Nasdaq rule 5615(c)(1), with respect to the composition of its Board and the composition of its Compensation and Nominating and Governance Committees. These rules require that for non-controlled companies, the Board of the company must have a majority of “Independent Directors” and the company’s compensation and nominating and governance committees must be composed entirely of Independent Directors. Audit committees must be comprised of Independent Directors whether or not a company is a controlled company. A director is independent if the Board makes an affirmative determination that (i) the director has no relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities as a director and (ii) the director has no prohibited relationships with the registered company or its Executive Officers during the preceding thirty-six (36) months from the determination. Even though the Company is exempt from meeting these requirements except as to the composition of its Audit Committee, if the rules were applicable, persons affiliated with a controlling shareholder who does not otherwise have a prohibited relationship with the registered company or the controlling shareholder may be considered Independent. Please note that the SEC’s rules, Nasdaq listing standards, Florida Statutes and company policies require disclosure of “related party” transactions and approval by Independent Directors whether or not the Company is a controlled company. For purposes of this requirement, an independent or disinterested director is defined as a director without a conflict of interest in the subject transaction (whether by virtue of ownership or family relationship). See “Interest with Management and Others in Certain Transactions” at page 29 of this proxy statement.

On December 3, 2009, Atlanticblue reconfirmed to Alico by letter that unless and until Atlanticblue has given Alico 30 day’s prior written notice to the contrary, Atlanticblue will:

1.	Vote its shares of common stock at Alico’s annual shareholder meeting to elect director nominees such that a majority of Alico’s Board of Directors is comprised of directors who are “Independent” as defined in Nasdaq Rule 5605(a)(2).

2.	Not acquire, through open market or private purchases, more than 55% of Alico’s outstanding common stock on a fully diluted basis.

3.	Not engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the Independent directors on Alico’s Board of Directors (or a Committee of Alico’s Board of Directors comprised entirely of Independent Directors).

Board Leadership Structure and Role in Risk Oversight

The Board of Directors, comprised of nine members, is led by a Chairman of the Board and a Vice Chairman of the Board. John R. Alexander serves as Chairman of the Board, and JD Alexander serves as Vice Chairman of the Board. JD Alexander also serves as President and Chief Executive Officer of the Company. The Board believes that the Company’s leadership structure is appropriate for a public company of its size, industry and market capitalization. The Board also believes that its Independent Directors provide strong leadership and complement the talents of our management team. Under the terms of the Board’s Audit Committee Charter, the Audit Committee is composed solely of Independent Directors and charged with discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee provides regular reports to the Board of Directors, and the Board considers risk assessment and risk management policies where appropriate.

PROPOSAL ONE

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the Annual Meeting, nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the respective death or removal of any of such directors, or for other cause in accordance with the Bylaws of the Company. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. The proxy cannot be voted for a greater number of persons than nine. The Board of Directors has determined that all nominees are qualified to serve. All nominees are currently members of the Board of Directors and all have consented to being named in this proxy statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but if any of the nominees should be unable or unwilling to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his/her place.

A plurality of the votes received will elect each director. Abstentions and broker non-votes will only be counted for the purpose of determining whether a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS EACH OF THE NOMINEES LISTED BELOW:

Information Regarding Director Nominees

The following sets forth the names, ages and business experience for the past five years, including principal occupation or employment (other than with the Company), of each of the nine Director nominees, as it has been furnished to the Company by each nominee.

Nominee	Age	Position with the Company, if any	Business Experience
John R. Alexander(1)	74	Chairman of the Board	Director and Chairman of the Board of Alico since 2004. Mr. Alexander brings to the Board comprehensive knowledge regarding the operations of the Company and extensive leadership experience. Mr. Alexander also served as Chief Executive Officer of Alico, Inc. from February to July 2004 and from March 22, 2005 until June 30, 2008. Mr. Alexander serves as President and Chief Executive Officer of Scenic Highland Enterprises, LLC. Previously, he served as Chairman, President and Chief Executive Officer of Atlantic Blue Trust, Inc., n/k/a Atlantic Blue Group, Inc. (2004-2005); Chairman of the Four Sisters Protectorate (1999-2004); and as Executive Vice President of the Four Sisters Properties, Inc.
			(2001-2004). Mr. Alexander served as Senior Vice President, Corporate Secretary and Director of Orange-co, Inc. (OCI) (1992-1998) and as Vice President and Director of Ben Hill Griffin, Inc. (1980-1998). Mr. Alexander also served as a Co-General Partner of Scenic Highland Groves, LLP (1996-2007) and served on the Board of Directors of Farm Credit of Southwest Florida, ACA (1992-2009).

JD Alexander(1)	51	Vice-Chairman of the Board	President and Chief Executive Officer of Alico since February 2010. Director since January 2008, Vice-Chairman of the Alico Board of Directors since October 2009. Mr. Alexander brings to the Board extensive leadership experience in the private and government sectors as well as comprehensive knowledge of the Company’s operations. Mr. Alexander is the Chairman and Chief Executive Officer of Atlantic Blue Group, Inc. f/k/a Atlantic Blue Trust, Inc. Mr. Alexander previously served as a Director of Alico (2004-2005). Mr. Alexander serves as a Florida State Senator (2002-Present) and previously served as a Florida State Representative (1998-2002). He served as a Co-General partner of Scenic Highland Groves, LLP (1996-2007) and previously worked for Alico, Inc. as Vice President Citrus (1987-1997). Mr. Alexander currently serves as a Director on the board of CNL Macquarie Global Growth Trust, Inc. (August 2008—Present).

Nominee	Age	Position with the Company, if any	Business Experience
Robert E. Lee Caswell(1)	51		Director of the Company since March 2005. Mr. Caswell has considerable executive experience in the real estate industry that is beneficial to the Board. Mr. Caswell is the Operations Manager for PC Associates, LLC, a developer and manager of mid-rise and high-rise office properties in Atlanta, Georgia and surrounding areas. Mr. Caswell has been with PC Associates since 1994, and he has prior experience in real estate development with a variety of companies, including residential, office and industrial development: Caswell & Associates, Inc. (1991-1994), AMLI Realty Co. (1987-1991), NTS Development Corporation (1985-1987); and Merrill Lynch Commercial Real Estate (1983-1985).

Thomas H. McAuley	65		Director of the Company since October 2010. Mr. McAuley’s business experience and experience on other boards provides expertise in corporate leadership and real estate and financial matters. Former President of Inland Capital Markets Group, Inc. (2005-2009) a subsidiary of TIGI, a Chicago real estate and financial services Company. Chairman and CEO of IRT Property Company, Atlanta GA (1995-2003). He currently serves on boards of Inland Real Estate Corporation, the Westervelt Company and the Bank of Atlanta.

Charles L. Palmer	69		Director of the Company since April 2005. Mr. Palmer brings to the Board outside board experience, extensive leadership experience and extensive knowledge of the real estate industry. Mr. Palmer is President and Chief Executive Officer of North American Company, LLC, an investment and management company. Mr. Palmer has served in that capacity since January 1, 2010. Prior to that, Mr. Palmer served as President and Chief Executive Officer of North American Company LLLP, a diversified holding company based in Broward County, Florida, which participated in specialty acquisition funds through North American Funds, and real estate development through Sea Ranch Properties, Inc. Mr. Palmer served in that capacity since 1972. Mr. Palmer serves as Chief Executive Officer of North American Business Development Companies, LLC, the business entity that manages each of the businesses held in such funds. Mr. Palmer also serves on the boards of SunTrust Bank of South Florida, N.A., a subsidiary of SunTrust Banks, Inc., and the Board of the Performing Arts Center Authority of Broward County.

Nominee	Age	Position with the Company, if any	Business Experience
Ramon A. Rodriguez	65		Director of the Company since June 2009. Mr. Rodriguez brings to the Board considerable experience in finance and accounting, and the Board has determined that he is an audit committee financial expert. Mr. Rodriguez was an Executive with Crowe Horwath (2006-2008) after selling his CPA firm Madsen Sapp Mena Rodriguez & Co. to them. He was a CPA with Madsen Sapp Mena Rodriguez & Co. (1971-2006) and its Chairman and CEO (1985-2006). Mr. Rodriguez was also Secretary/Treasurer of DME Corporation, a company involved in manufacturing aerospace and defense products from 1975 until its sale in 2009. He is a member of the board of directors of Republic Services, Inc., a solid waste company (NYSE:RSG) and of Bank of Florida Corporation, a bank holding company listed on the Nasdaq. Mr. Rodriguez also serves on a number of civic boards and is presently Chairman of the Board of Directors of WPBT Channel 2, a not-for-profit television station based in Miami, Florida.

John D. Rood	55		Director of the Company since June 2009. Mr. Rood has a proven record of leadership in the real estate industry and in public service. Mr. Rood is the founder and Chairman of The Vestcor Companies, a group of real estate development companies. Mr. Rood is also founder and Chairman of the JDR Companies, a property management company. Mr. Rood currently serves as the Finance Chairman to the Republican Party of Florida. He previously served as U.S. Ambassador to the Commonwealth of the Bahamas (2004-2007) and as Commissioner and Chairman of the Florida Fish and Wildlife Conservation Commission (2002-2004).

Robert J. Viguet, Jr.	52		Director of the Company since September 2006. Mr. Viguet has extensive experience as an outside advisor to public companies and has expertise in corporate governance. Mr. Viguet is a corporate and securities attorney in the Houston, Texas office of Thompson & Knight LLP, an international law firm where he has been a partner since 2003. Mr. Viguet was a shareholder in the Houston, Texas office of Chamberlain, Hrdlicka, White, Williams & Martin, a regional law firm where he was a member of the firm’s corporate and securities practice group (1996-2003) and a member of the firm’s management committee (1999-2003). Mr. Viguet previously worked as a corporate attorney for Apache Corporation (NYSE: APA), a leading independent oil company (1993-1996), and was an investment banker and shareholder of McFarland, Grossman & Company, a private investment banking firm focusing on industry consolidations and emerging growth companies (1992-1993). Mr. Viguet is an independent member of the Board of Directors of Atlantic Blue Group, Inc. (2005-Present).

Nominee	Age	Position with the Company, if any	Business Experience
Gordon Walker, PhD	65		Director of the Company since April 2005. Dr. Walker has extensive business and financial knowledge. Dr. Walker is currently the David B. Miller Professor of Business and Chairman of the Department of Strategy and Entrepreneurship at the Cox School of Business, Southern Methodist University, having originally joined the University faculty in 1993. Previously, he taught at Yale University as an Adjunct Associate Professor, at the Wharton School as an Associate Professor, and at the Sloan School, Massachusetts Institute of Technology as an Associate and Assistant Professor.

(1)	Mr. John R. Alexander is the father of Mr. JD Alexander and father-in-law to Mr. Robert E. Lee Caswell. Mr. Caswell and Mr. JD Alexander are brothers-in-law.

REPORT ON BOARD SELECTION/INCLUSIVENESS REVIEW

In recognition of the fact that Alico’s employees, customers and shareholders represent a diversity of backgrounds, in 2002 the Company adopted a Policy for Board Inclusiveness Review to ensure that, in seeking qualified candidates to fill vacancies on its Board of Directors, the Company makes a commitment to locate candidates whose backgrounds reflect the diversity seen in Alico’s employee, shareholder and customer base. While Alico has never discriminated against any employee, applicant, board candidate, or anyone on the basis of race, color, religion, sex, national origin, age, ancestry or disability, in order to achieve diversity, Alico is taking affirmative steps to identify qualified candidates who can enhance its Board. This does not mean that Alico will solicit for association with the Company anyone other than those whose skills, education, experience and performance are of the highest caliber.

Typically, Board vacancies are filled from nominees supplied by the Nominating and Governance Committee after considering nominees proposed by Board members or who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Board Committees; Nominating and Governance Committee.” Each nominee’s qualifications are reviewed by the Nominating and Governance Committee, and the final selection is made on the basis of the nominee whose experience and background are deemed to provide a more valuable contribution to the Board. On an annual basis, at the shareholder’s meeting, the slate of Board members is put to the shareholders for election. Board members are selected to serve on those committees where their individual talents and background would most benefit the Company. For the Audit Committee, committee members are selected based on their expertise and independence in accordance with current SEC and Nasdaq rules. These processes are expected to remain the same for the foreseeable future.

POLICY ON SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Alico, Inc., Post Office Box 338, La Belle, Florida 33975. Company contact information and procedures are also included on the Company’s website at www.alicoinc.com.

DIRECTORS’ COMPENSATION AND MEETING ATTENDANCE

The Company’s Board of Directors held ten (10) meetings during the fiscal year ended September 30, 2010. Each Director, except the Chairman, received a base annual compensation of $32,000 for his or her services as a Director of the Company, payable in quarterly installments and prorated monthly according to the number of months served. Additionally, the Directors received four quarterly payments of $1,000 for in-person attendance of regularly scheduled Board meetings. Please see “Director Fees and Equity Compensation” on page 26. During the 2010 fiscal year all but one of the Directors elected under the Directors Stock Compensation Plan to receive their fees in Company stock at 150% of the base fees. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board or (2) the total number of meetings of all the Committees of the Board on which he or she served. It is the Company’s policy to strongly encourage its Directors to attend the annual meeting of shareholders, in addition to attendance at regular Board and Committee meetings.

BOARD COMMITTEES

The Company currently has the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The descriptions set forth below detail information about these Committees’ activities during the 2010 fiscal year, as well as the current composition of each Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met seven (7) times during the fiscal year ended September 30, 2010. During the last completed fiscal year, each Audit Committee member received $1,000 base compensation for each committee meeting attended in person or $500 for each meeting attended telephonically, but were not paid for attending more than four meetings in the twelve month period beginning February 19, 2010 whether such participation is by telephone or in person. The Chairman of the Audit Committee (who also served as the Audit Committee’s Financial Expert) was paid additional annual base compensation of $10,000 payable in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate directors at 150% of the base fees otherwise due in cash for such attendance or service.

The principal functions of the Audit Committee are to recommend to the Board of Directors the engagement of the Company’s independent public accountants, to review with such accountants the plan for and results of their examination of the financial statements of the Company, to determine the independence of such accountants, to review required SEC filings and to review the adequacy of the system of internal accounting controls, procedures and practices. The Committee’s report on its activities for the 2010 fiscal year begins on page 31 of this proxy statement. Fees paid to the Company’s independent registered auditors during the fiscal year ended September 30, 2010 and 2009 are set forth on page 32. The Audit Committee operates pursuant to a Charter approved by the Board, most recently amended on September 30, 2010. The Charter is available on the Company’s web site at www.alicoinc.com.

The Audit Committee is currently composed of four independent non-employee Directors: Ramon A. Rodriguez (Chairman), Charles L. Palmer, John D. Rood, and Robert J. Viguet, Jr. All members of the Audit Committee are independent directors in accordance with the applicable Nasdaq listing standards. The Company’s Board of Directors has determined that Mr. Rodriguez is qualified to serve and has been appointed as the Financial Expert to the Audit Committee.

Compensation Committee

The Compensation Committee met seven (7) times during the fiscal year ended September 30, 2010. Compensation Committee members were paid a base amount of $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically but were not paid for more than two meetings in the twelve month period beginning February 19, 2010. The Chairman of the Compensation Committee was paid additional annual base compensation of $5,000 payable in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate directors at 150% of the fees otherwise due in cash for such attendance or service. The Compensation Committee operates pursuant to a charter adopted by the Board and most recently amended on September 30, 2010, a copy of which is posted on the Company’s website at www.alicoinc.com. The Compensation Committee reviews the compensation of the Executive Officers of the Company and makes recommendations to the Board of Directors regarding such compensation. The Compensation Committee’s report on executive compensation is set forth on page 14 and precedes a detailed “Compensation Discussion and Analysis” which begins on that same page.

The Compensation Committee is currently composed of four directors: Robert J. Viguet, Jr. (Chairman), Thomas H. McAuley, Charles L. Palmer and Dr. Gordon Walker.

Compensation Committee Interlocks and Insider Participation. None of the current members of the Compensation Committee is an officer or employee of the Company. In addition, there are no interlocking relationships between any of these directors and any other current Executive Officer of the Company, and each of them is independent under the listing standards of Nasdaq. Because Alico is a “Controlled Company” under Nasdaq Rule 5615(c)(1), the directors of the Compensation Committee do not have to be all independent. (See the discussion under the heading Alico, Inc. is a “Controlled Company” for additional information.)

Nominating and Governance Committee

The Nominating and Governance Committee, which is composed of three directors, is charged with identifying individuals qualified to become board members, recommending to the Board the director nominees for the next annual meeting of shareholders or to fill vacancies between annual meetings, and with various corporate governance oversight responsibilities. The Nominating and Governance Committee met four (4) times during the fiscal year ended September 30, 2010. The Committee operates pursuant to a Charter, most recently amended on September 30, 2010, which is available on the Company’s website at www.alicoinc.com and procedural resolutions adopted by the Committee from time to time, copies of which are also available on the Company’s website.

Currently the members of the Nominating and Governance Committee are: Dr. Gordon Walker (Chairman), Charles L. Palmer and John D. Rood. The Nominating and Governance Committee is currently composed entirely of directors who satisfy the definition of “independent” under the Nasdaq listing standards which are applicable to Companies which are not “controlled companies”.

Nominating and Governance Committee members were paid $1,000 base compensation for each committee meeting attended in person or $500 for each meeting attended telephonically but not paid for more than two meetings in person in the twelve month period beginning February 19, 2009. The Chairman of the Nominating and Governance Committee received additional annual base compensation of $5,000 which was paid in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate directors at 150% of the base fees otherwise due in cash for such attendance or service.

The Nominating and Governance Committee and the Board of Directors require that all candidates for directors be persons of integrity and sound ethical character, be able to represent all shareholders fairly, have no interests that materially conflict with those of the Company and its shareholders, have demonstrated professional achievement, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board. The Board also evaluates candidates based on their independence from the Company, financial literacy, knowledge of the Company’s industry, and experience serving on other Boards. For each annual meeting of the Company’s shareholders, the Nominating and Governance Committee nominates qualified incumbent directors who continue to satisfy the foregoing criteria for membership on the Board, whom the Committee believes will continue to make important contributions to the Board and who consent to stand for reelection and, if re-elected, to continue their service on the Board. If there are Board positions for which the Nominating and Governance Committee will not be re-nominating a qualified incumbent, the Committee’s members will solicit recommendations for nominees from persons they believe are likely to be familiar with qualified candidates, including members of the Board and senior management. The Nominating and Governance Committee may also engage a search firm to assist in identifying qualified candidates and will consider recommendations for director nominations submitted by shareholders entitled to vote generally in the election of shareholders, in accordance with Committee’s policy for such shareholder recommendations as described herein. The Nominating and Governance Committee will review and evaluate each candidate, whom it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Nominating and Governance Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may conduct interviews of proposed candidates. The Company paid fees and expenses to a third party in connection with the identification or evaluation of potential nominees for the year ended September 30, 2010 in the amount of $66,715.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any director candidates recommended by shareholders other than Atlanticblue, Alico’s controlling shareholder. Atlanticblue is not included in this policy because, as the controlling shareholder of Alico, representatives of Atlanticblue serve on Alico’s Board of Directors, and its views on the nominating process are expressed through these channels. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each annual meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for directors will be considered, and (c) in considering shareholder recommendations, the Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the annual meeting date.

A shareholder wishing to recommend to the Nominating and Governance Committee a candidate for election as a director must submit the recommendation in writing to the Nominating and Governance Committee, in care of the Company’s Corporate Secretary at the address of the Company’s headquarters. Submissions by shareholders recommending candidates for election at the next annual meeting must comply with the same deadline as other shareholder proposals for such meeting; that is, the recommendations must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the next annual meeting of shareholders is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission must be made in a reasonable time in advance of the mailing of the Company’s next annual proxy statement. Each nominating recommendation must include such specified information concerning the shareholder group of shareholders making the recommendations as the Nominating and Governance Committee may determine from time to time, the name of the proposed nominee, any relationships between the recommending shareholder and the proposed nominee and the qualifications of the proposed nominee to serve as a director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Nominating and Governance Committee, if the Committee decides to do so.

All director nominees approved by the Nominating and Governance Committee for inclusion in the Company’s proxy card for the next annual meeting are directors who were elected at the last Annual Meeting of Shareholders held on February 19, 2010 and who are standing for re-election except Thomas H. McAuley, who was appointed to the Board in October 2010. Mr. McAuley was appointed to the Board upon the recommendation of the Nominating and Governance Committee after engaging a qualified professional search firm to solicit possible candidates. Upon completing this process, the Committee interviewed several potential candidates and concluded that Mr. McAuley met the specified criteria and would positively strengthen the Board and benefit the Company by reason of his experience and was appointed to the Board.

The Nominating Committee is proposing nine nominees for nine positions, all of whom are currently Board members. Under Florida law and the Corporation’s Bylaws, the Board may increase the number of directors during the year and appoint additional directors to fill the vacancies so created if it chooses to do so. There is no plan to do so at the present time. The nine nominees receiving the most votes will be seated as directors.

Special Committee

In addition to the standing committees described above, on October 31, 2008, the Board established a Special Committee to investigate a shareholder derivative action complaint filed by Baxter Troutman against JD Alexander and John R. Alexander which names Alico as a nominal defendant. Mr. Troutman, a former director of the Company, is the cousin of JD Alexander and nephew of John R. Alexander, and is a shareholder in

Atlanticblue and Alico. The complaint alleges that JD Alexander and John R. Alexander committed breaches of fiduciary duty in connection with a proposed merger of Atlanticblue into Alico which was proposed in 2004 and withdrawn by Atlanticblue in 2005. A more complete description of the lawsuit was reported in the Alico’s 8-K filing dated October 29, 2008. On June 3, 2009, the Special Committee completed its investigation with the assistance of independent legal counsel, and determined that it would not be in Alico’s best interest to pursue such litigation. Alico has filed a motion to dismiss the litigation based on the findings of the Special Committee. The Special Committee is currently composed of Charles L. Palmer. Mr. Palmer received Company stock with a market value of $14,625 for his service on the committee for fiscal year 2010.

INDEPENDENCE OF DIRECTORS

Each Director has been asked to complete an independence questionnaire which elicits responses about each Director’s personal and business relationships and other factors affecting his/her independence. Based on its review of such questionnaires and all other available information, the Nominating and Governance Committee analyzed the independence of each director and determined that the following directors meet the standards of independence under applicable Nasdaq listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. McAuley, Palmer, Rodriguez, Rood, and Walker were determined to be independent according to the guidelines. Mr. Viguet is also independent for all committee assignments, although, because of his service on the board of Atlanticblue, he abstains from voting on any matter in which Atlanticblue has an interest.

It is the policy of the Board to have separate meetings for Independent Directors at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors. The Company met this requirement during the fiscal year ended September 30, 2010.

CODE OF ETHICS

On February 19, 2009, the Board of Directors amended the Company’s Code of Business Conduct and Ethics (“Code of Ethics”). This Code of Ethics applies to all directors, officers and employees and includes a “Whistleblower Policy” with procedures for the submission of complaints or concerns regarding financial statement disclosures and other matters. These amendments were essentially administrative in nature. A copy of the revised Code of Ethics is posted on the Company’s website at http://www.alicoinc.com. Any person will be provided with a copy of such Code of Ethics without charge upon written request to the Company’s address, attention: Denise Plair, Corporate Secretary. A copy of the revised Code of Ethics may also be found as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy and Framework

The goal of Alico’s executive compensation program is to attract, retain and reward executives who create shareholder value. Alico’s compensation programs are designed to accomplish this goal by rewarding executives for their contributions to the financial and operating performance of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.

Submitted by the Compensation Committee of the Board:

Robert J. Viguet, Jr., Chairman

Charles L. Palmer

Dr. Gordon Walker

Thomas H. McAuley

Compensation Discussion and Analysis

The intent of the Company’s executive compensation program is to create incentives for and reward excellent performance. The Committee implements a compensation program providing for base salaries generally below the median for comparable companies and a discretionary cash bonus which relies on the Committee’s judgment in evaluating performance using both quantitative and qualitative measures and subject to the approval of the full Board. The Committee actively engages in the evaluation process and follows procedures intended to ensure excellence in the Company’s discretionary incentive compensation plans. For example, the Committee annually reviews each Executive Officer’s total compensation package, including base salary, discretionary cash bonus, cash and stock incentive awards, qualified retirement accruals and the incremental cost of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each Executive Officer for this purpose and compares this information to a peer group of comparable companies (see Competitive Market Environment below).

In determining compensation for the Company’s Named Executive Officers, the Compensation Committee examines several key factors:

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Company performance and financial condition—the Committee evaluates the Company’s performance for the preceding fiscal year and expected results for the upcoming fiscal year considering any non-recurring events, pretax income, net income and contributions of individual operating segments to these results. Additionally, the Committee reviews the overall financial condition of the Company, including its current and expected compliance with its loan covenants and free cash flows. This review is used by the Committee to determine the amount available for annual discretionary bonuses and contributions to long term incentive programs.

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Individual contributions toward Company performance—the Committee evaluates the individual performance of each executive and his/her role in influencing Company performance and the financial condition of the Company. These evaluations are largely subjective in nature and in the case of executive officers other than the Chief Executive Officer (CEO), are based on input from the Company’s CEO regarding each executive’s performance. The Committee evaluates the named executive’s performance based on the Committee’s overall judgment using quantitative and qualitative factors, including the accomplishment of initiatives, attitude and leadership. The Committee does not directly link compensation to achievement of performance goals, but rather relies on its discretion, considering the executive’s contribution in the context of relevant conditions and many factors beyond the executive’s control to determine whether and to what extent the executive’s individual contribution merits discretionary compensation.

•	Competitive market environment—The Committee reviews compensation practices at peer companies and works to identify and maintain a compensation peer group comprised of comparable businesses. The Committee reviews compensation practices at the identified peer companies and considers compensation data obtained from general market observations of the compensation of executives at similar private companies and the overall labor market in the area. The compensation practices of Alico’s peers are only one of several factors used to determine the overall compensation of Alico’s executives. The Committee believes that peer company data provides useful information, but few, if any, peers will accurately mirror Alico’s operations. For this reason, the Company does not benchmark or target compensation within a percentile range of its peers, but utilizes the data merely as a reference point in its compensation determination. Historically, the compensation peer group has consisted of certain members of the Company’s financial peer group that derive substantial revenue from the same or similar lines of business and which are comparable in size to the Company, along with certain other companies which the Committee believes to be peer companies for compensation purposes. During fiscal 2011, the Company retained a compensation consultant to assist the Committee with the identification of a peer group of comparable companies for compensation purposes. The compensation peer group companies is now comprised of Avatar Holdings, Inc., Deltic Timber Corp., Consolidated Tomoka Land Co., Tejon Ranch, Griffin Land and Nurseries Inc., Pope Resources LP and Limoneria Company. All are publicly traded companies with annual revenues between $17 million and $112 million and market caps between $125 million and $645 million.

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Employment, Severance and Change in Control Agreements—Alico does not have any employment, severance or change in control agreements with any of its current executive officers. Such officers serve at the will of the Board, which enables the Board to set the terms of any termination of employment.

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The Company’s incentive plans are discretionary—The Company operates in volatile agri-business and real estate markets. Many factors, including weather and market conditions, are beyond the control of key executives. As a result, the Committee currently determines incentive payments on a discretionary basis and independent of specific quantitative measures. Historically, the Company utilized discretionary awards of restricted stock grants or participation in the Company’s Management Security Plan (“MSP”) as its long-term incentive compensation plan. During fiscal 2008, the Company discontinued offering the MSP to key executives and other employees of the Company, and no restricted stock or incentive plan compensation has been provided to key executives or any employees of the Company since 2008. The Committee requested that the Company retain a consultant in fiscal 2011 to assist with the analysis of long-term incentive plans at peer companies and the development and implementation of a long-term incentive compensation plan for its key executives that would serve to align their interest with the interest of shareholders of the Company.

Elements of Compensation

The following items are utilized to attract, retain and reward Alico’s executive officers:

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Base Salary—Base salaries for Alico’s named executive officers are based on their scope of responsibilities, education and training levels, leadership abilities, performance and specialized skills. Determination of salaries is based on the current competitive market environment including overall demand for such executives and competitive pay practices including a review of the Company’s peers. The Company’s financial performance, overall financial condition, and individual performance are evaluated in addition to the factors listed above in order to determine whether salary increases are advisable. The Committee wishes to incentivize executives with pay for performance. Accordingly, base salary levels of the Company are generally lower than those of the peer group. It is the Committee’s philosophy to provide a significant portion of the compensation paid to each executive through its discretionary incentive bonus program.

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Discretionary Incentive Bonuses—The Company has a discretionary incentive bonus program. The Committee evaluates the Company’s financial performance and overall financial condition in addition to its evaluation of each of the Executive Officers to determine if incentive bonuses are to be paid for each fiscal year. The Committee generally does not establish target minimum or maximum bonus levels for its executive officers. If, in the Committee’s discretion, the Company’s performance and overall financial condition do not warrant the payment of incentive bonuses, no such bonuses are paid. When the Committee determines that the interests of the Company and its shareholders would be served by the payment of discretionary bonuses, the Committee also considers the expected results of operations during the upcoming fiscal year, the individual performance of each executive and his/her role in influencing Company performance and the financial condition of the Company. These evaluations are largely subjective in nature and in the case of executive officers other than the CEO, are based on input from the Company’s CEO regarding each executive’s performance. The Committee evaluates the executive’s performance based on the Committee’s overall judgment of the executive’s contribution for the year in the context of relevant operating conditions, markets and other factors beyond the executive’s control, and considers performance factors such as accomplishment of initiatives, attitude and leadership.

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Equity Incentives—In fiscal 2008, the Company adopted an Equity Incentive Plan and the Board granted shares of restricted common stock to certain executives pursuant to the plan. No awards of restricted shares have been granted since 2008. If, from time to time, equity incentive compensation is recommended by the Committee to be awarded by the Board, the Committee may base its recommendation on the executive’s future role in influencing Company performance and the financial condition of the Company and practices in the competitive market environment.

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Retirement Benefits—Executive officers are allowed to participate in Alico’s qualified employee benefit 401k and Profit Sharing Plan offered to all full time employees. Under the plan, Alico provides a matching contribution of up to 2% of a participating employee’s salary. Additionally, annual discretionary contributions, based on a percentage of salary determined at the Board’s sole discretion, may be contributed pursuant to the qualified profit sharing portion of the plan. The Company has not made discretionary contributions to the Profit Sharing Plan during the past two fiscal years.

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Perquisites and Other Fringe Benefits—Alico’s executive officers receive health and insurance benefits, such as group medical and group life, under plans generally available to all salaried employees. Other fringe benefits consist of life insurance, Company provided vehicles where appropriate, housing allowances where appropriate, and dividends on restricted stock awards. The Company does not own a corporate jet or helicopter, nor does it pay for country club dues or other such perquisites.

How the Executive Compensation Program was applied in Fiscal 2010

The Committee believes that Alico’s compensation program is balanced and reasonable and supports the Committee’s philosophy related to performance based compensation while providing incentives to executives for exceptional performance in the execution of the Company’s strategy and initiatives. The program rewards performance, but the discretionary nature does not commit the Company to provide additional compensation in the event that Company profitability and financial condition objectives are not met.

At the beginning of fiscal year 2010, the Company evaluated the compensation of three named executives: Steven M. Smith, then President and Principal Executive Officer, Patrick W. Murphy, then Senior Vice President and Chief Financial Officer, and Donald R. Schrotenboer, President of Alico’s wholly owned subsidiary, Alico Land Development, Inc. In conducting the evaluation, the Committee reviewed the compensation practices of a peer group of companies for comparable positions and reviewed the historical compensation and performance of each such individual during the preceding fiscal year. As part of its evaluation, the Committee reviewed compensation tally sheets which present comprehensive data on the total compensation and benefits for each of the executives. These tally sheets included all obligations for then current and projected future compensation and contained comparative historical information. The Committee decided to hold fiscal 2010 base salaries for the three named executives at the same levels established in 2009. Further, no discretionary bonuses were targeted or paid for fiscal 2010 to these executives.

Mr. Smith tendered his resignation as President and Principal Executive Officer in February 2010. At that time the Board appointed Mr. JD Alexander as the Company’s President and Chief Executive Officer (CEO). Mr. Alexander served as CEO of Alico, Inc. from February to June 2010 without compensation. In June 2010, the Committee reviewed Mr. Alexander’s performance and developed a compensation package for Mr. Alexander based on competitive practices in the industry, his anticipated scope of responsibilities, education and training, leadership abilities, performance and specialized skills as well as the Company’s historical compensation for the position. In addition, the Committee considered the compensation of CEO’s at peer companies as well as the overall financial condition of the Company. Mr. Alexander also serves as the CEO of Atlantic Blue Group, Inc., the majority shareholder of Alico, and as a Florida State Senator, and also serves as chairman of the Senate’s ways and means committee. The Committee recognized that Mr. Alexander’s responsibilities in these other capacities could limit his availability for service as Alico’s CEO. Nevertheless, the Board recognized that Mr. Alexander’s keen interest in Alico’s operations, including his substantial financial interest in the Company, in addition to a decade of past service to the Company as vice-president of its citrus division, could provide a unique perspective and motivation for the advancement of the Company. Accordingly, the Committee recommended an annual base salary of $190,000 per year for Mr. Alexander which was based on a salary that the Committee felt was fair to the Company considering Mr. Alexander’s responsibilities in his capacities outside Alico.

To support the CEO in administering his plans for the operations of the Company, Alico hired Dr. Ken Smith as its Executive Vice President and Chief Operating Officer (COO) in June 2010. In determining the annual salary for the COO, the Committee received a recommendation from the CEO which was based on Dr. Smith’s previous salary at Atlantic Blue Group, Inc., the Company’s majority shareholder and Dr. Smith’s previous employer. The Committee reviewed the CEO’s recommendation in addition to Dr. Smith’s anticipated scope of responsibilities, his education and training, leadership abilities, performance, specialized skills, and considered compensation for COO’s at peer companies and the Company’s overall financial condition in recommending an annual base salary of $285,000 for Dr. Smith and an annual housing allowance of up to $30,000 during the first year of his employment. Dr. Smith rejected the offer of a company vehicle.

Mr. Murphy announced his resignation as Senior Vice President and Chief Financial Officer of the Company in August 2010. The Company hired Scott R. Whitney as Senior Vice President and Chief Financial Officer (CFO) on September 27, 2010. In determining Mr. Whitney’s salary, the Committee reviewed Mr. Whitney’s anticipated scope of responsibilities, his education and training, leadership abilities, and specialized skills. The Committee also reviewed the compensation practices of its financial peer group and reviewed the historical compensation practices of the Company for the position. After reviewing the information, the Committee set Mr. Whitney’s annual base salary at $200,000.

Through the process of analyzing and establishing compensation for the incoming named executive officers discussed above, the Committee considered the Company’s overall financial condition, its liquidity requirements, anticipated future cash flows and the alignment of executive compensation with shareholder interest. With each successive change, the Committee refined its compensation philosophy to reflect its belief that performance based compensation for its executives should be determined by how each executive performs under the circumstances of unpredictable events and conditions to advance the interests of the Company and its shareholders. Although the Company may establish goals and objectives for its executives from time to time, the Committee does not believe that performance compensation for its executives should be directly linked to predetermined goals because extrinsic factors are often the dominant reason that the Company does or does not achieve such goals in a given year.

The Committee reviewed the Company’s results of operations for fiscal 2010 and its overall financial condition in early fiscal 2011. Based on its review, the Committee determined that the payment of discretionary bonuses would not be in the best interests of the Company or its shareholders for fiscal year 2010. Accordingly, the Company paid no bonuses to any of the named executive officers for fiscal year 2010 or 2009. The Committee established base salaries for 2011 at their 2010 levels but has not set annual target compensation levels or incentive bonus targets for fiscal 2011.

Use of Tally Sheets

To assist the Committee in making compensation decisions, the Committee reviews compensation tally sheets which present comprehensive data on the total compensation and benefits package for each of the Company’s Executive Officers. These tally sheets include all obligations for present and projected future compensation and contain comparative historical information.

Employment Arrangements/Change in Control Arrangements and Agreements

None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company also does not have any change-in-control agreements or arrangements in place for any of its current Executive Officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans, employee benefit plans or restricted stock grants.

Stock Ownership Guidelines for Directors and Executive Officers

The Board of Directors encourages stock ownership by Executive Officers, but it has not adopted stock ownership guidelines for such officers.

In 2005, the Board of Directors adopted, Director Stock Purchase Policy requiring that all Directors who are not beneficial owners of Atlanticblue own Company stock with a market value which is equal to or greater than $200,000 dollars or such lesser amount as is applicable to a Phase-In Period (the “Company Director Target Stock Ownership Requirement”). In order to provide Directors serving on the Board as of the date of the adoption of this policy and new Directors who subsequently join the Board of Alico, Inc. the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election. In October 2008, the Board amended the Company Director Stock Ownership Policy to provide that the $200,000 target stockholding requirement which Directors are required to maintain may be calculated using the greater of current market value or the price of the stock at the time the Director acquired the stock. The Company Director Target Stock Ownership Requirement will be measured at the end of the phase-in period and annually thereafter at the end of each fiscal year. In May 2010, the Board amended the Company Director Stock Ownership Policy to reduce the Company Director Stock Ownership Requirement from $200,000 to $180,000.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Compensation Committee has determined that the compensation paid to Executive Officers in fiscal year 2010 qualifies for deductibility under the regulations.

EXECUTIVE OFFICERS

The following table sets forth certain information on each of the current Executive Officers of the Company.

Name	Age	Position and Background with the Company
JD Alexander Lake Wales, Florida	51	President and Chief Executive Officer (February 24, 2010—present). Director since January 2008, Vice-Chairman of the Alico Board of Directors since October 2009. Mr. Alexander is the Chairman and Chief Executive Officer of Atlantic Blue Group, Inc. f/k/a Atlantic Blue Trust, Inc. Mr. Alexander previously served as a Director of Alico (2004-2005). Mr. Alexander serves as a Florida State Senator (2002-Present) and previously served as a Florida State Representative (1998-2002). He served as a Co-General partner of Scenic Highland Groves, LLP (1996-2007) and previously worked for Alico, Inc. as Vice President Citrus (1987-1997). He currently serves as a director on the board of CNL Macquarie Global Growth Trust, Inc. (August 2008—Present).

Dr. Ken Smith Ft. Myers, Florida	43	Executive Vice President and Chief Operating Officer (July 1, 2010—present). Prior to joining Alico, Dr. Smith was the Vice-President of Agriculture Operations for Atlanticblue Group Inc., a 51% shareholder of Alico. Before joining Atlanticblue, Dr. Smith was a private consultant for large cattle operations across the United States, including Alico, and held various management positions in technical services/research and business management with Purina Mills, Inc. He holds BS and MS degrees in Animal Science from West Texas State University and a PhD from Texas Tech University.

Scott R. Whitney Bonita Springs, Florida	58	Senior Vice President and Chief Financial Officer (September 27, 2010—present). Mr. Whitney most recently was the Senior Vice President and Chief Financial Officer for Bonita Bay Group a diversified company involved in the planning, development, sales and management of master-planned communities and commercial developments. Prior to his involvement with Bonita Bay Group he held similar positions with Damon Custom Structures, Inc. a state certified general contractor specializing in custom waterfront homes throughout Southwest Florida, Bedford Property Investors, Inc. a real estate investment trust, and WCI Communities, L.P., a developer of lifestyle communities. Mr. Whitney currently serves on the board of Royal Palm Bank of Florida. Mr. Whitney holds a BS in Accounting and Finance from Northern Illinois University.

Donald R. Schrotenboer Ft. Myers, Florida	48	President, Alico Land Development, Inc. a wholly owned subsidiary of Alico, Inc. (September 30, 2008—present). Previously, Mr. Schrotenboer was Vice President and Principal at Gilkey Organization of Bonita Springs, FL.

EXECUTIVE COMPENSATION

The following table provides information concerning the compensation of the Company’s Chief Executive Officer(s) the Chief Financial Officer(s), the Chief Operating Officer, and the President of Alico Land Development, Inc., a subsidiary of Alico, Inc., (the “Named Executive Officers”) for the fiscal years ended September 30, 2010, 2009 and 2008. For a complete understanding of the table, please read the narrative disclosures that follow the table:

SUMMARY COMPENSATION TABLE

Name and Principal Position(a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Restricted Stock Awards (e)	All Other Compensation (i)	Total (j)
JD Alexander(1)	2010	$47,500	$0	$0	$231	$47,731
President and Chief Executive Officer	2009	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0

Dr. Ken Smith(2)	2010	$71,250	$0	$0	$7,770	$79,020
Chief Operating Officer	2009	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0

Scott R. Whitney(3)	2010	$3,077	$0	$0	$0	$3,077
Chief Financial Officer	2009	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0

Donald R. Schrotenboer(4)	2010	$225,000	$0	$66,180	$11,500	$302,680
President, Alico Land Development, Inc.	2009	$225,000	$0	$0	$18,613	$243,613
	2008	$0	$25,000	$0	$0	$25,000

Steven M. Smith(5)	2010	$157,741	$0	$47,950	$4,745	$210,436
President and Principal Executive Officer	2009	$242,344	$0	$47,950	$14,405	$304,699
	2008	$152,813	$25,753	$73,008	$15,096	$266,670

Patrick W. Murphy(6)	2010	$160,000	$0	$42,988	$4,630	$207,618
Sr. Vice President and Chief Financial Officer	2009	$158,438	$0	$42,988	$9,928	$211,354
	2008	$152,813	$33,825	$65,408	$13,506	$265,552

(1)	Mr. JD Alexander began serving as President and Chief Executive Officer in February 2010. He served from February 2010 through June 2010 without compensation. Figures shown are from July 1, 2010 to September 30, 2010.
(2)	Dr. Ken Smith was appointed as Executive Vice President and Chief Operating Officer for the Company on July 1, 2010. Figures shown are from July 1, 2010 to September 30, 2010.
(3)	Mr. Whitney was appointed Senior Vice President and Chief Financial Officer effective September 27, 2010. Figures shown are from September 27, 2010 to September 30, 2010.
(4)	Mr. Schrotenboer was hired on September 30, 2008 as President of Alico Land Development, Inc.
(5)	Mr. Steve Smith was promoted to President and Principal Executive Officer in November 2008. During the fiscal year ended September 30, 2008, Mr. Smith held the position of Senior Vice President of Agricultural Operations. Mr. Smith resigned in February 2010. Figures shown are from October 1, 2009 to February 24, 2010.
(6)	Mr. Murphy resigned his position as Chief Financial Officer in August 2010, but continued to serve in an advisory capacity through the end of the fiscal year. Figures shown are for the complete fiscal year.
(7)	Columns f—h have been omitted as they are not applicable.

Salary (Column c)

The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for each of the last three completed fiscal years, as indicated.

Bonuses (Column d)

The amounts reported in column D represent bonuses paid to each of the Named Executive Officers for the attainment of incentive goals for the last three completed fiscal years, as indicated.

Stock Awards (Column e)

The amounts reported in column e represent the dollar amount of restricted stock share award units (“RSU”) recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes. Accordingly, the valuation of stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (column e). Share-Based Payment, (FAS 123R) for last three completed fiscal years. The table below summarizes the Company’s restricted share awards to date to any of the Named Executive Officers:

(Dollar amounts in thousands)

Name of Executive	Grant Date	Number of shares granted	Fair Market Value on Date of Grant	Compensation expense recognized in 2010	Compensation expense recognized in 2009	Compensation expense recognized in 2008	Weighted Average Grant Date Fair Value per Share
Patrick W. Murphy	Jan 2008	6,800	$277	$(11)	$69	$65	$40.67
Steven M. Smith	Jan 2008	8,817	359	(80)	77	73	40.67
Donald R. Schrotenboer	Sep 2009	7,500	331	47	96	—	44.12

Total		23,117	$967	$(44)	$242	$138	$49.34

A grant of 6,800 shares was made to Mr. Murphy in January 2008 with a fair value of $40.67 per share, in order to replace previous retirement benefits offered. 1,517 of these shares vested immediately; 1,057 of the remaining shares vested in January 2009 and 1,057 shares vested in January 2010. Upon Mr. Murphy’s announced resignation in August 2010, the Company recorded an allowance of $51 thousand against the remaining shares to be vested under the award.

A grant of 8,817 shares was made to Mr. Smith in January 2008 with a fair value of $40.67 per share, in order to replace previous retirement benefits offered. 2,921 of these shares vested immediately. 1,179 of the remaining shares vested in January 2009 and 1,179 shares vested in January 2010. Upon Mr. Smith’s resignation in February 2010, the Company recorded an allowance of $80 thousand against the remaining shares to be vested under the award.

As a portion of his total compensation package, the Board awarded 7,500 shares of restricted stock to Mr. Schrotenboer in September 2008. Under the terms of the agreement, 1,500 of the shares vested on September 30, 2010 and an additional 1,500 shares will continue to vest in September of each year until they are fully vested. The fair value per share was $44.12 on the date of the award.

No stock options or stock appreciation rights have been granted since February 2004. There were no outstanding stock options or appreciation rights outstanding at September 30, 2010.

Alico is recognizing compensation cost equal to the fair value of the stock at the grant dates prorated over the vesting period of each award. The fair value of the unvested restricted stock awards at September 30, 2010 was $213 thousand and will be recognized over a weighted average period of three years.

Option Awards (Column f)

Column f represents the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions). No such awards were granted (or recognized for financial reporting purposes) during the last three completed fiscal years.

Non-Equity Incentive Plan Compensation (Column g)

The Company has not granted any non-equity awards pursuant to its incentive plans.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column h)

The Company does not offer pensions or other non-qualified compensation to its executives.

All Other Compensation (Column i)

The amounts reported in column i represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, Company contributions to the Company’s 401(k) retirement plans, insurance premiums for life insurance policies in excess of $50,000 face value, and the value of dividends on restricted stock paid during fiscal year 2010 on vested and unvested units of restricted stock granted. The following table shows and explains the specific amounts included in column i of the Summary Compensation Table for fiscal 2010. Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each Named Executive Officers, not just those meeting the $10,000 threshold.

Name	Perquisites and Other Personal Benefits (1) ($)	Tax Reimbursements ($)	Registrant Contributions to Defined Benefit Contribution Plans ($)	Insurance Premiums (2) ($)	Value of Restricted Stock Dividends Earned During the Fiscal Year (3) ($)	Total ($)
JD Alexander	$—	$—	$—	$231	$—	$231
Dr. Ken Smith	$7,500	$—	$—	$270	$—	$7,770
Scott R. Whitney	$—	$—	$—	$—	$—	$—
Donald R. Schrotenboer	$9,750	$—	$—	$720	$1,030	$11,500
Steven M. Smith	$1,783	$—	$1,030	$720	$1,212	$4,745
Patrick W. Murphy	$—	$—	$3,200	$495	$935	$4,630

(1)	Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company including the cost to the Company for Company cars used for commuting and other personal transportation, based on the fair lease value of the vehicle in accordance with tables published annually by the IRS, and the amount of vehicle or housing allowances paid. Executives are taxed on the imputed income attributable to personal use of Company vehicles, including commuting mileage, and do not receive tax assistance from the Company with respect to these amounts.
(2)	Represents premiums paid on life insurance policies with a face value of $50,000 or more for the each of the Named Executives.
(3)	Dividends on shares of restricted stock are paid to participants during the fiscal year on vested and unvested shares whenever dividends are paid to the Company’s common stockholders.

Total Compensation (Column j)

The amounts reported in column j are the sum of columns c through i for each of the Named Executive Officers. All compensation amounts reported in column j include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS

The only shares issued under the Company’s Incentive Equity Plans during the last completed fiscal year are shares of stock granted to certain Named Executive Officers in 2008.

Name	Grant Date(2)	Stock Awards: Number of Shares (#)	Purchase Price/Cash Bonus Amount Foregone ($)	Grant Date Fair Value of Stock ($)
Patrick W. Murphy	1/23/08	6,800	$40.67	$276,556
Steven M. Smith	1/23/08	8,817	40.67	358,628
Donald R. Schrotenboer	9/30/08	7,500	44.12	330,900

(1)	Columns c—h and column j have been omitted as they are not applicable.
(2)	This is also the date of issuance of the shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects information concerning the unvested shares of restricted stock granted to certain Named Executive Officers under the Company’s Incentive Equity Plans at September 30, 2010 (as discussed above under Grants of Plan-Based Awards).

	Stock Awards
Name (A)(1)	Grant Date	Number of Shares of Stock that Have Not Vested (#) (G)(2)	Market Value of Shares of Stock that Have Not Vested (#) (H)(3)
Patrick W. Murphy(4)	1/23/08	1,057	$24,565
Steven M. Smith(5)	1/23/08	0	0
Donald R. Schrotenboer	9/29/08	6,000	139,440

(1)	Columns b—f, i and j have been omitted because there are no outstanding options.
(2)	These shares vest at the rate of 20% on each anniversary of the grant date until they are fully vested.
(3)	Column h sets forth the market value of unvested restricted stock shares calculated using the closing price of the Company’s common stock on the NASDAQ as of the end of September 30, 2010, $23.24 per share.
(4)	An allowance was taken for 2,112 of Mr. Murphy’s shares as a result of his resignation in August 2010.
(5)	3,538 of unvested shares were forfeited by Mr. Smith at the time of his resignation in February 2010.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the vesting of restricted stock awards during fiscal 2010 for each of the Named Executive Officers holding unvested shares of restricted stock issued as Stock Awards. No options were exercised during fiscal 2010 by any of the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick W. Murphy	1,057	$42,988
Steven M. Smith	1,179	47,950
Donald R. Schrotenboer	1,500	66,180

(1)	Columns b—c have been omitted as they are not applicable.

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain any deferred compensation plans. Accordingly, the required tables relating to such types of plan compensation have been omitted.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s Directors for the Company’s fiscal year ending September 30, 2010. There were no stock options outstanding for any Director as of September 30, 2010, nor are there any as of the date of this Proxy Statement, and currently Directors do not participate in the Company’s pension benefit plan nor in any of the Company’s defined contribution plans. Accordingly, the columns for such information have been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total($)
John R. Alexander(3)	$0	$-0-	$187,500	$187,500
JD Alexander(8)	-0-	56,250	-0-	56,250
Robert E. Lee Caswell	36,500	-0-	-0-	36,500
Evelyn D’An(5)(6)(10)(11)	-0-	26,625	-0-	26,625
Charles L. Palmer(4)(5)(6)(7)(10)	-0-	79,027	-0-	79,027
Ramon A. Rodriguez(5)(6)	-0-	70,696	-0-	70,696
John D. Rood(4)(5)	-0-	61,500	-0-	61,500
Dean Saunders(9)	-0-	19,321	-0-	19,321
Robert J. Viguet, Jr.(5)(6)(7)	-0-	65,348	-0-	65,348
Gordon Walker, PhD(4)(6)(7)	-0-	66,750	-0-	66,750

(1)	All figures represent the dollar amount of cash paid for Directors’ annual fees and meeting attendance.
(2)	Figures represent the value of stock received in lieu of cash fees pursuant to each Director’s option under the Directors’ Stock Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2010, which for all grants was equal to the grant date fair value, computed in accordance with FASB ASC Topic 718 (column c). Directors are granted shares of Common Stock on a quarterly basis each year.
(3)	Figures represent fees paid to Mr. Alexander based on a consulting agreement with the Company. Mr. Alexander received no separate compensation under the Directors’ Compensation Program. Mr. John R. Alexander serves as the Board’s Chairman.
(4)	Member, Nominating & Governance Committee
(5)	Member, Audit Committee
(6)	Committee Chairman
(7)	Member, Compensation Committee
(8)	Mr. JD Alexander was appointed Chief Executive Officer on February 24, 2010. In addition to Board fees, he began receiving a salary in July 2010. Please also refer to the Summary Compensation Table for details of his salary arrangement. Mr. JD Alexander resigned his positions on the Nominating and Governance and Compensation Committees at the time of his appointment as CEO.
(9)	Figures represent compensation received for service from October 1, 2009 through February 19, 2010 when Mr. Saunders did not stand for election to the Board.
(10)	Member, Special Committee
(11)	Ms. D’An resigned her position on the Board in February 2010.
(12)	Columns d—f have been omitted as not applicable.

Director Fees and Equity Compensation

The Company modified its Directors Compensation Plan, initially adopted in April 2005 and amended and restated in 2010, to allow each Director, as opposed to only non-employee Directors, of the Company to participate. Under the modified plan, each Director, with the exception of the Chairman of the Board, receives an annual fee of $32,000 for his or her services as a Director of the Company, payable in quarterly installments. In addition, each Director who chaired any Committee is paid additional annual compensation of $5,000 payable in quarterly installments, provided that if one Director chairs more than one committee, only one such payment shall be made. The Chairman of the Audit Committee is also paid additional annual compensation of $10,000 payable in quarterly installments. In addition to being reimbursed for all out-of-pocket expenses reasonably incurred by a Director in connection with the performance of his or her duties, each Director attending a called Board committee meeting in person shall be paid a committee attendance payment of $1,000 for such meeting and each Director attending a called Board committee meeting telephonically, by video remote conferencing or by some other remote communications means is paid a committee attendance payment of $500 for each such meeting. The maximum payment for all such committee meetings attended by a Director on the same date is $1,000 if attending in person and $500 if attending by telephone, video conference or other remote communications means. The Board at its meeting on February 19, 2009 limited the number of meetings for which compensation will be paid as follows: Annual Retainer of $32,000 per director, payable in quarterly installments; four quarterly in-person Board Meetings at $1,000 per meeting; four quarterly Audit Committee Meetings at $1,000 if in person or $500 if telephonic; two Compensation Committee Meetings at $1,000 if in person or $500 if telephonic; and two Nominating and Governance Committee Meetings at $1,000 if in person or $500 if telephonic.

The Company maintains a Directors Compensation Plan to encourage stock ownership by the Company’s Directors. Under the Plan, Directors are eligible to receive Director’s fees payable in Company Stock. Each such Director will automatically be compensated in Company stock unless he/she delivers to the Company an election to receive such fees payable in cash prior to the beginning of the Company’s fiscal year for which the election is to apply, provided that when the Director is first elected to the Company’s Board, such election can be made at any time within 45 days of his or her election to the Company’s Board (or 45 days after the adoption by the Board of the Compensation Plan). Once an election is received, it is irrevocable for the fiscal year to which it applies, and all of the electing Director’s compensation for that fiscal year is paid in the form of cash. Unless a Director makes the election to be paid in cash, the common stock compensation to such Director is increased to 150% of the specified cash payment amount. For Directors electing cash payment, payment of Director’s fees is made by check; payments in Company Stock are made by delivery by the transfer agent of a certificate made out in the name of the electing Director for the number of shares of Company Stock determined by dividing (i) the total amount of Director compensation payable since the last Payment Date (as adjusted to 150% of the specified cash payment as provided above) by (ii) the per share price of the Company Stock as of the close of regular trading on the second trading day preceding the Payment Date (the “Stock Price Determination Date”). The per share price on the Stock Price Determination Date shall be the mean between the closing bid and ask price per share of the Company Stock as reported by the Nasdaq Stock Market as of the close of regular trading. Payments for Director’s compensation are made on the date(s) of the regularly scheduled quarterly or annual Board meeting of the Company, provided that if there is no regularly scheduled quarterly or annual Board meeting for any quarter, the payment is made on the last business day of the quarter (a “Payment Date”).

The Company has committed to use its best efforts to deliver shares which are registered under the Securities Act of 1933 and under applicable state securities laws and are without any restrictive legend or other restriction on resale, except as may be reported in the Company’s proxy statement as a result of the Company’s Director Stock Ownership Policies. The Company issues such shares from the Company’s authorized but unissued shares, from shares purchased in the open market by the Company in contemplation of such payments, or from shares otherwise held by the Company to fund such payments. All payments in shares issued to Directors or employees during fiscal year 2010 were issued from treasury shares held by the Company and purchased for such funding in accordance with the stock repurchase plan approved by the Company’s Board of Directors. If for any reason the Company cannot deliver shares which have been registered for sale under the Securities Act of 1933 and under applicable state securities laws, the certificates evidencing such shares will contain a legend restricting sale of such securities.

A Director electing to receive his or her Director’s compensation in shares of the Company Stock is responsible for the payment of all federal, state and local income and other taxes resulting from the issuance of Company Stock pursuant to the Director Compensation Plan.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Common Stock Performance

A graph of the Company’s common stock performance, comparing the value of $100 invested on September 1, 2005 in the Company’s common stock, the S&P 500 and a Company-constructed peer group, is provided in the Company’s Annual Report to Shareholders that is included with the mailing of this Proxy Statement (the “Annual Report”). Please refer to the Annual Report for this information.

DIRECTOR STOCK OWNERSHIP POLICY

In March of 2005, the Company’s Board of Directors adopted a Director Stock Purchase Policy requiring that all directors who are not beneficial owners of Atlanticblue own Company stock with a market value at all times (other than during the phase-in period specified below) which is equal to or greater than $200,000 dollars (the “Company Director Target Stock Ownership Requirement”). In order to provide existing Directors as of the date of the adoption of this policy and new Directors who join the Board of Alico, Inc. after the date of the adoption of this policy the opportunity to meet this requirement over a reasonable period of time, each such Director shall have three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election. This policy was amended by the Board on October 31, 2008 to provide that the Company Director Target Stock Ownership Requirement be calculated using the greater of market value or the price of the stock at the time the Director acquired it, measured as of the end of each fiscal year after the phase-in period. This policy was further amended by the Board on May 28, 2010 to reduce the Company Director Target Ownership Requirement from $200,000 to $180,000.

PROPOSAL TWO

APPROVAL OF AMENDED AND RESTATED DIRECTORS COMPENSATION PLAN

(Item 2 on the Proxy Card)

The Board of Directors has approved and adopted an Amended and Restated Directors Compensation Plan. The Plan was originally adopted in April of 2005 and amended and restated in 2006 to encourage stock ownership by the Company’s directors. Please refer to the complete description of the Plan under “Director Fees and Equity Compensation Plan” on page 26 of this proxy statement. The Amended and Restated Plan was approved so as to amend the Plan so that all Directors (not just non-employee Directors of the Company) may participate. The Chairman of the Board will continue to be compensated in accordance with a consulting agreement. No other changes were made to the Plan through the Amended and Restated Directors Compensation Plan.

Shareholders are asked to approve the Amended and Restated Plan for the purpose of approving the compensation of Directors under the plan. The entire text of the Amended and Restated Director’s Compensation Plan is annexed to this Proxy Statement as Appendix A.

CONTINGENT COMPENSATION

1998 Incentive Equity Plan

The Company maintained an incentive equity plan (the “Incentive Equity Plan”) pursuant to which Board members and employees selected by the Board of Directors could receive options to purchase Company common stock, awards of restricted stock, and stock appreciation rights (“SARs”). The purpose of the Incentive Equity Plan was to advance the interests of the Company and its shareholders by offering participants an opportunity to acquire or increase their proprietary interests in the Company, and thereby receiving additional incentives to achieve the Company’s objectives. The plan expired in November 2008.

No stock options, SARs or restricted stock were granted under the Incentive Equity Plan on or after the tenth anniversary of the Incentive Equity Plan’s effective date which was November 3, 2008. The Incentive Equity Plan was administered by the Board of Directors. All payments in shares issued to Directors or employees during fiscal year 2010 were issued from treasury shares held by the Company and purchased for such purpose in accordance with the stock repurchase plan approved by the Company’s Board of Directors.

2008 Incentive Equity Plan

Effective November 30, 2008, the Board of Directors adopted the Alico, Inc. 2008 Incentive Equity Plan (“the 2008 Incentive Plan”) which was approved by the shareholders on February 20, 2009. The 2008 Incentive Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company’s objectives. Like the 1998 Incentive Equity Plan, the 2008 Incentive Plan allows officers, Board members and other key employees of the Company and its subsidiaries and affiliates who are responsible for the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates to be eligible to receive stock option grants, SARs and/or restricted stock awards. Under the terms of the 2008 Incentive Plan, up to 350,000 shares of the Company’s issued and outstanding Common Stock may be purchased by the Company and reserved for awards under the 2008 Incentive Plan.

Stock Options. The 2008 Incentive Plan provides that options, stock appreciation rights or restricted stock may be granted only to those individuals, Board members and employees, whose participation the Board or its designated committee determines is in the best interest of the Company. The Company receives no consideration upon the granting of an option. The options may be granted either as incentive stock options (which qualify for certain favorable tax consequences for the offering, as discussed below), or as non-qualified stock options, but no options may be granted after five (5) years after the date the 2008 Incentive Plan was adopted by the Board. No options have been granted under the plan.

Stock Appreciation Rights. The Board or its designated committee may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or Common Stock (as determined by the Board or its designated committee) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option. No SARs have been granted under the plan.

Restricted Stock. The Board or its designated committee may also award restricted stock subject to certain conditions set forth in the 2008 Incentive Plan and such other conditions and restrictions as the Board or its designated committee may determine which may include the attainment of performance goals and the payment of a purchase price which may be equal to or less than par value (and may be zero). The Company has not in the past issued Restricted Stock based on performance goals which would trigger non-deductibility of payments under Section 162(m) of the Internal Revenue Code and does not intend to do so in the future. If the Company desires in the future to issue performance based compensation which otherwise would not qualify for deduction under Section 162(m) without stockholder approval of the performance criteria, the Company will amend the 2008 Incentive Plan and seek shareholder approval in accordance with applicable regulations under Section 162(m).

Profit Sharing and Pension Plan

The Company operates a qualified retirement 401(k) Profit Sharing Plan under Sections 401(k) and 501c (3) of the Internal Revenue Code (collectively, the “Plan”). Under the Plan a regular employee of the Company becomes eligible to participate upon completion of 90 days of employment for purposes of elective deferrals and Company matching contributions. For non-elective contributions, a regular employee becomes eligible to participate upon completion of 1 year of employment service. An employee is always 100% vested in elective deferrals. Vesting of non-elective contributions and employer matching contributions begins after two (2) years of service with the Company at which time an employee becomes 20% vested. Vesting increases by 20% with each additional year of service. Employees become fully vested upon completion of six (6) years of service.

The Profit Sharing Plan is fully funded by non-elective contributions from the Company. Contributions by the Company are determined by the Board of Directors with allocations to employee accounts based on each participant’s compensation. The 401(k) Plan includes a voluntary (elective) employee contribution provision, which allows employees to contribute up to 20% of their salary, or a maximum of $15,500. The Company may also make contributions to the 401(k) Plan as determined by the Board of Directors.

Employees will be deemed 100% vested and receive full benefits from the Plan, regardless of their standing on vesting schedules, upon retirement on or after age 65, death or permanent disability. Benefits commence within 60 days after request following one of the qualifying events, referred to above, and can be taken as periodic payments or in a lump sum. For the year ended September 30, 2010, the Company contributed a total of $47,189 to this Plan.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Atlantic Blue Group, Inc.

Atlantic Blue Group, Inc. (formerly Atlantic Blue Trust, Inc.) (Atlanticblue) owns approximately 51% of Alico’s common stock. By virtue of its ownership percentage, Atlanticblue is able to elect all directors and, consequently, to control Alico. Atlanticblue issued a letter dated December 3, 2009 reaffirming its commitment to maintaining a majority of independent directors (which may include affiliated directors) on Alico’s board.

John R. Alexander, a major shareholder in Atlanticblue, served as Alico’s Chief Executive Officer from February 2005 through June 2008 and currently serves on the Company’s Board of Directors as its Chairman. Mr. Alexander’s son, JD Alexander, serves as President and Chief Executive Officer of Atlanticblue and in February 2010, was appointed as Alico’s President and Chief Executive Officer. JD Alexander also serves on Alico’s Board of Directors as its Vice-Chairman. Robert E. Lee Caswell, Mr. John R. Alexander’s son-in-law, also serves on the Alico Board of Directors, as does Robert J. Viguet, Jr., who is also a Director of Atlanticblue (collectively, John R. Alexander, JD Alexander, Robert E. Lee Caswell and Robert J. Viguet are referred to as the “Affiliated Directors”).

Mr. JD Alexander is receiving compensation for his services to Alico as its President and CEO. Dr. Ken Smith, Alico’s Executive Vice President and COO, was formerly employed by Atlanticblue until July 1, 2010.

Per the terms of his employment, Dr. Smith may continue to provide consulting services to Atlanticblue during a transition period. Atlanticblue is to reimburse Alico for all services performed by Dr. Smith. Atlanticblue reimbursed Alico $5 thousand during the fiscal year ended September 30, 2010 for services performed on its behalf by Dr. Smith.

The transactions listed below have all been approved by Alico’s Board of Directors and a majority of the Unaffiliated Directors.

Except for John R. Alexander, the Affiliated Directors receive compensation for their services and reimbursement of travel expenses in accordance with the general policies of the Company the same as the unaffiliated directors. See Director Fees and Equity Compensation disclosed herein for additional information.

Bowen Brothers Fruit LLC, a wholly owned subsidiary of Alico, Inc., is currently marketing citrus fruit from Tri-County Grove, LLC, a wholly owned subsidiary of Atlanticblue. During the fiscal years ended September 30, 2010, 2009, and 2008, Bowen marketed 265,586, 236,971 and 310,000 boxes of fruit, respectively, at a gross value of $2.5 million, $2.0 million and $2.9 million, respectively.

The Company’s Chairman of the Board of Directors, John R. Alexander, was a member of the Board of Directors of the Company’s lender, Farm Credit of Southwest Florida from 1992 to April 2009. Mr. Alexander recused himself from all decisions involving Alico or Atlanticblue during his tenure on this board.

On January 18, 2008 the Company’s Board of Directors approved an unaccountable expense allowance of $5 thousand per month to Scenic Highlands Enterprises LLC. The Company’s former Chief Executive Officer and current Chairman of the Board, John R. Alexander, serves as the owner and Chief Executive Officer of Scenic Highlands Enterprises. Per the Board’s Action by Written Consent, payments are to be used for office space, an administrative assistant’s salary, and utilities. Alico paid $60 thousand, $60 thousand and $30 thousand during the fiscal years ended September 30, 2010, 2009 and 2008, respectively, pursuant to this agreement. The agreement will continue to be in effect throughout Mr. Alexander’s tenure as Chairman.

During the fiscal years ended September 30, 2010 and 2009, Bowen Brothers marketed 2,670 and 2,928 boxes of fruit from Alexander Properties at a total value of $20 thousand and $19 thousand, respectively. Alexander Properties is a company owned by Mr. John R. Alexander, Mr. JD Alexander, and other Alexander family members.

During the fiscal year ended September 30, 2010, Alico sold equipment to Trevino Equipment, LLC, a company in which John R. Alexander held a financial interest. Trevino Equipment was chosen to purchase the equipment after they submitted the highest bid in a closed bidding process. The transaction totaled $28 thousand.

Effective June 30, 2008 the Board approved a transition, consulting, severance and non-compete agreement with John R. Alexander providing for total payments of $600,000 over a three year period. Alico paid $188 thousand, $238 thousand and $62 thousand to Mr. Alexander during the fiscal years ended September 30, 2010, 2009 and 2008, respectively, pursuant to this agreement.

Mr. Wayne Collier (an Atlanticblue shareholder and brother-in-law of John R. Alexander) has a financial interest in a grazing lease in Polk County. The lease was negotiated at arms-length and at customary terms.

Baxter G. Troutman, a former Director of Alico and a nephew of John R. Alexander, has filed suit against John R. Alexander and JD Alexander. The Company is reimbursing Messrs. Alexander for legal fees to defend the suit in accordance with the Board’s indemnification agreement. All reimbursements are being approved by the Special Committee of the Board comprised of independent directors. Reimbursements pursuant to the litigation were $85 thousand and $38 thousand on behalf of John R. Alexander and $65 thousand and $121 thousand on behalf of JD Alexander during the fiscal years ended September 30, 2010 and 2009, respectively.

Ben Hill Griffin, Inc.

Citrus revenues of $793 thousand, $357 thousand, and $2.0 million were recognized for a portion of citrus crops sold under a marketing agreement with Ben Hill Griffin, Inc. (Griffin) for the years ended September 30, 2010, 2009, and 2008, respectively. Griffin and its subsidiaries are controlled by Ben Hill Griffin, III, the brother-in-law of John R. Alexander, Alico’s Chairman and former Chief Executive Officer. Accounts receivable, resulting from citrus sales, include amounts due from Griffin of $90 thousand and $50 thousand at September 30, 2010, and 2009, respectively. These amounts represent estimated revenues to be received periodically under pooling agreements as the sale of pooled products is completed.

Harvesting, marketing, and processing costs, for fruit sold through Griffin, totaled $266 thousand, $153 thousand, and $623 thousand for the fiscal years ended September 30, 2010, 2009, and 2008, respectively. The Company’s consolidated balance sheets include accounts payable to Griffin for citrus production, harvesting and processing costs and supplies totaling $44 thousand and $21 thousand as of September 30, 2010 and 2009, respectively.

Alico purchased fertilizer and other miscellaneous supplies, services, and operating equipment from Griffin, on a competitive bid basis, for use in its cattle, sugarcane, sod and citrus operations. Such purchases totaled $1.6 million, $1.8 million, and $2.3 million during the fiscal years ended September 30, 2010, 2009, and 2008, respectively.

During the fiscal year ended September 30, 2010, Bowen marketed 5,127 boxes of fruit for Ben Hill Griffin, Inc. at a value of $62 thousand.

Other

Mr. Charles Palmer, an independent Board Member, and Mr. Steve Smith, the Company’s former President and Principal Executive Officer, held recreational leases with the Company during the fiscal year ended September 30, 2010 and 2009 at the customary terms and rates the Company extends to third parties.

Jim Shuford, President of Bowen Brothers, also serves as the President of Florida Orange Marketers, Inc. (FOM), a major customer for the Company’s citrus fruit. The existing contract with FOM was negotiated with Alico and executed by Alico’s CEO prior to Mr. Shuford’s appointment at FOM.

AUDIT COMMITTEE REPORT

The Audit Committee that had primary responsibility for interacting with the Company’s outside auditors during the preparation of the audited financial statements for the fiscal year ended September 30, 2010 (the “audited financial statements”) consisted of the following independent directors, Ramon A. Rodriguez, Charles L. Palmer, John D. Rood and Robert J. Viguet, Jr.

Ramon A. Rodriguez was the designated financial expert for the Committee and was qualified to act in such capacity. The current Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2010 (the “audited financial statements”):

•	The Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Committee has discussed with McGladrey & Pullen LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

•

The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with McGladrey & Pullen LLP their independence.

•

Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE FOR FISCAL YEAR ENDED SEPTEMBER 30, 2010

Ramon A. Rodriguez, Chairman

Charles L. Palmer

John D. Rood

Robert J. Viguet, Jr.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

McGladrey & Pullen LLP was appointed as the Company’s independent registered certified public accounting firm effective June 11, 2007. In addition to performing the year-end audit of the financial statements, the independent public accountant: (1) performs a limited review of the quarterly financial statements, reviews the financial information included in the Annual Report to Shareholders and the Forms 10-Q and 10-K filed with the Securities and Exchange Commission; and (2) prepares the federal and state income tax returns. All services performed by the independent accountants are approved by the Audit Committee of the Board of Directors prior to performance.

Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders. Upon the Audit Committee’s recommendation, the Board of Directors reaffirmed continuation of McGladrey & Pullen, LLP as auditors for fiscal year 2010, subject to ratification by the Company’s shareholders.

The following list details the aggregate fees billed for professional services and expenses by the Company’s Independent Registered Certified Public Accounting firm during fiscal year 2010:

2010
Audit Fees	$357,690
Audit Related Fees	-0-
Tax Fees	136,196
All Other Fees	-0-

Total	$493,886

There were no fees billed or paid for financial information systems design and/or implementation or for any other fee for services rendered to the Company.

Audit Fees. Consists of fees billed for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, assessment of the Company’s system of internal controls, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. The amounts billed to the Company by its independent public accountants in fiscal 2010 and fiscal 2009 were approximately $357,690 and $415,957, respectively.

Audit-Related Fees. Consists of fees billed for assurance and related services that were related to the performance of the audit or review of the Company’s consolidated financial statements. The amounts billed to the Company by its independent public accountants in fiscal year 2010 for Audit-Related Fees was $-0- and $-0- for fiscal year 2009.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. The amounts billed to the Company by its independent public accountants in fiscal year 2010 and fiscal year 2009 were $136,196 and $147,550, respectively.

All Other Fees. Includes attendance at meetings and advice rendered regarding contemplated actions. These fees totaled $0 in fiscal year 2010 and $5,000 in fiscal year 2009. There were no fees billed or paid in fiscal 2010 or fiscal 2009 by its independent registered certified public accountants in connection with products and services other than the services reported above.

The Audit Committee of the Board of Directors has determined that the provision of the non-audit professional services is compatible with maintaining McGladrey & Pullen LLP’s independence.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

Subject to shareholder ratification and negotiation of a satisfactory fee agreement, the Audit Committee of the Board of Directors of the Company has selected the firm of McGladrey & Pullen, L.L.P. (“McGladrey”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2011. McGladrey served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2010 and 2009. A representative of McGladrey will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of McGladrey as Alico’s independent registered public accounting firm for the fiscal year 2011.

The affirmative vote of a majority in voting power of the votes cast on the proposal is required for approval of this proposal. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the proposal.

If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2011 will stand unless the Audit Committee finds other good reason to make a change. Please refer to the discussion under the caption “INDEPENDENT CERTIFIED REGISTERED PUBLIC ACCOUNTANTS” on page 31 of this proxy statement for a detailed description of the Company’s history with McGladrey and the services provided to Alico, including the amounts paid to McGladrey during the fiscal year ended September 30, 2010 for audit and tax fees.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of McGladrey as the independent registered public accounting firm of the Company.

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers as described in this proxy statement. While the vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices.

As discussed in the Compensation Discussion and Analysis, we design our executive officer compensation program to attract, motivate, and retain the key executives who drive our success and industry leadership. Our compensation program consists of several forms: base salary, and may include, discretionary cash incentive bonuses, discretionary long-term incentive compensation, such as equity compensation, and other benefits and perquisites. Pay that reflects performance and alignment of that pay with the long-term interests of shareholders are key principles that underlie our compensation program. The Board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interest of our executive officers with those of our shareholders.

Because this is an advisory vote, it will not be binding on the Board. However, the Board and the Compensation Committee will review and may take into account the outcome of the vote when considering future executive compensation decisions.

Accordingly, the Board recommends that you indicate your support for the Company’s compensation philosophy, policies, and procedures by voting “FOR” the advisory (non-binding) vote approving executive compensation.

PROPOSAL FIVE

ADVISORY VOTE ON THE FREQUENCY OF THE SAY-ON-PAY VOTE

In addition to the advisory approval of our executive compensation program, we are also seeking a vote from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of three years, or a triennial vote.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. We encourage our officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

We therefore recommend that our shareholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will consider the results of the vote in making a determination concerning the frequency of advisory votes on executive compensation.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDERS’ PROPOSALS

Shareholders’ proposals intended to be presented at the next annual meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by September 15, 2011, for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposals are submitted and who continue in such capacity through the 2011 annual meeting date, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

For any shareholder proposal that is not submitted for inclusion in the 2011 Proxy Statement, but is instead sought to be presented directly at the Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) does not receive notice of the proposal prior to the close of business on September 22, 2011 or (ii) receives notice of the proposal before the close of business on September 15, 2011, and advises shareholders in the 2011 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

ANNUAL REPORT ON FORM 10-K

A copy of the 2010 Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed with the Securities and Exchange Commission, may be obtained upon request and without charge, by writing:

Alico, Inc.

P. O. BOX 338

La Belle, Florida 33975

Attention: Denise Plair, Corporate Secretary

By Order of the Board of Directors

/s/ Denise Plair

Denise Plair

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 18, 2011: The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 are available on our website at www.alicoinc.com. In addition, you may access these materials at http://www.rrdezproxy.com/2011/Alico/, which does not have “cookies” that identify visitors to the site.

Appendix A

ALICO, INC.

AMENDED AND RESTATED DIRECTOR COMPENSATION PLAN

Alico, Inc. (the “Company”) believes that it is in the best interest of the Company and its shareholders to have Directors who are fairly compensated for their services and the responsibilities which they assume and has adopted this Director Compensation Plan which will encourage stock ownership by our Directors in order to align the interests of each Director with the interests of our shareholders. Accordingly, each Director will be compensated for service as a Director as follows:

1. Annual Payments to Board Members and Committee Chairs. Each Director will receive annual compensation for serving as a Director of the Company of $32,000.00 payable in quarterly installments on each Payment Date set forth below. Each Director who chairs a standing Committee of the Board other than the Audit Committee shall be paid additional annual compensation of $5,000.00 payable in quarterly installments, provided that if one Director chairs both such committees, only one such payment shall be made. The Chairman of the Audit Committee shall be paid additional annual compensation of $10,000.00 payable in quarterly installments on each Payment Date. In addition to the foregoing, each Director of the Company shall be entitled to be reimbursed for all out-of-pocket expenses reasonably incurred by the Director in connection with the performance of his or her duties. The Board may set compensation for the Chairman and the members of any special committee in the resolutions establishing such committee or in special resolutions adopted by the Board after the establishment of such committee.

2. Committee Meeting Payments. Each Director attending a called Board committee meeting in person shall be paid a committee attendance payment of $1,000.00 for such meeting. Each Director attending a called Board committee meeting telephonically, by video remote conferencing or by some other remote communications means shall be paid a committee attendance payment of $500.00 for each such meeting. If the committee meeting is on the same day as a called or regularly scheduled Board meeting and there is one or more other called Board committee meetings on the same date which is attended by such Director, then the maximum payment for all such committee meetings attended by such Qualifying Director on that date shall be $1,000.00 if attending in person and $500.00 if attending by telephone, video conference or other remote communications means.

3. Payment Increase for Eligible Directors Who Elect Payment In Company Stock For a Fiscal Year. Payments to a Director who has not elected to receive all of his or her Director’s compensation payable in any fiscal year in the form of cash as provided in paragraph 6 below, shall be increased to 150% of the specified payment amount.

4. Payment Dates. All payments due under Paragraphs (1) and (2) above shall be made quarterly on the date (“Payment Date”) of the regularly scheduled quarterly or annual Board meeting of the Company, provided that if there is no regularly scheduled quarterly or annual Board meeting for any quarter, the payment shall be made on the last business day of the quarter.

5. Payment Method. Unless the Director has elected to be paid in cash as provided in Paragraph 6 below, payments of Directors’ fees shall be made in shares of Company’s Common Stock (“Company Stock”). Payments in Company Stock shall be made by delivery by the transfer agent of a certificate made out in the name of the electing eligible Director for the number of shares of Company Stock determined by dividing (i) the total amount of Director compensation payable since the last Payment Date (adjusted as provided in Paragraph 3 above) by (ii) the per share price of the Company Stock as of the close of regular trading on the second trading day preceding the Payment Date (the “Stock Price Determination Date”). The per share price on the Stock Price Determination Date shall be the mean between the closing bid and ask price per share of the Company Stock as reported by the Nasdaq Stock Market (or such other national trading market on which the Company Stock is

Appendix A

principally traded) as of the close of regular trading on the Stock Price Determination Date. The Company will use its best efforts to deliver shares which are registered under the Securities Act of 1933 and under applicable state securities laws and are without any restrictive legend or other restriction on resale, except as may be reported in the Company’s proxy statement as a result of the Company’s Director Stock Ownership Policies. The Company shall only issue such shares from shares purchased in the open market by the Company in contemplation of such payments, or from shares otherwise held by the Company to fund such payments. If for any reason the Company cannot deliver shares which have been registered for sale under the Securities Act of 1933 and under applicable state securities laws, the certificates evidencing such shares will contain a legend restricting sale as follows:

Holder agrees and represents to the Company that he or she, as applicable, is taking such shares for investment and not with a view to their subsequent resale or other disposition and will hold such shares until they are subsequently registered or he or she is advised by the Company that the shares can be resold without registration under applicable state and federal securities laws or he or she delivers an opinion of competent counsel acceptable to the Company that the shares may be resold without registration under applicable state and federal securities laws.

6. Election To Be Paid in Company Stock instead of Cash. Directors shall be eligible to receive Director’s fees payable in Company Stock as follows:

(a) Each Qualifying Director shall be deemed to have elected to receive Director’s fees for a fiscal year in Company Stock, unless the Director delivers to the Company an election to receive fees in cash prior to the beginning of the Company’s fiscal year for which the election is to apply, provided that when the Director is first elected to the Company’s Board or otherwise becomes eligible for participation in this plan, such election can be made at any time within 45 days of his or her election to the Company’s Board (or 45 days after the adoption by the Board of this Compensation Plan or any amendment to this plan which makes directors previously not eligible for participation eligible). Once an election to receive payment in cash is received, it shall be irrevocable for the fiscal year to which it applies, and all of the Director’s director compensation for that fiscal year will be paid in the form of cash as provided in paragraph 5 above.

(b) The Director shall be responsible for the payment of all federal, state and local income and other taxes resulting from the issuance of Company Stock pursuant to this Director Compensation Plan and should consult with his or her own tax advisor relating to his or her filing and payment obligations as a result of receiving such Company Stock. The Company will not withhold tax payments on the stock issuances pursuant to this plan and will issue 1099’s to each Director annually which will set forth the value of the Company Stock at the time of issuance, which will be reported as income to the recipient and which will also be filed with the Internal Revenue Service.

(c) Each electing Director agrees by his or her election to participate in this plan that he or she will hold the Company Stock received in this plan for investment and will not sell or otherwise dispose of any of it until the earlier of a time when: (i) after such sale or disposition the Director will beneficially own of record shares of Company Stock equal to or greater than the Company Director Target Stock Ownership Requirement (or during any Phase-In Period, the Phase-In Targets Ownership Requirement) set forth in the Company’s Director Stock Ownership Policy, a copy of which is attached hereto as Exhibit A, as it may be amended from time to time; (ii) the Director ceases to be a Director of the Company; or (iii) a Change of Control of the Company as defined below has occurred. For purposes of the foregoing, a Change of Control of the Company shall be deemed to have occurred when: (i) a shareholder or group of shareholders acting in concert, other than Atlantic Blue Group, Inc. or one of its Affiliates, beneficially owns more than 40% of the outstanding shares of Company Stock; or, (ii) a majority of the members of the Board of Directors of the Company are persons who were not elected or nominated by members of the Company’s Board prior to the Change of Control event.

Appendix A

7. Issuance of Shares of Company Stock. The Company may grant shares of Company Stock to Directors who elect to receive their Director’s fees payable in Company Stock through the Company’s 1998 Incentive Equity Plan, The Company’s 2008 Incentive Equity Plan or any other successor plan thereto, including any new incentive equity plan subsequently adopted by the Company (an “Umbrella Plan”) pursuant to such a plan’s authority to issue restricted stock. The election notice provided under Subparagraph 6(a) above shall reference the holding restrictions contained herein and shall be deemed a restricted stock agreement for purposes of compliance with any restricted stock agreement requirements of any Umbrella Plan.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 18, 2011: This Notice, the attached Proxy Statement and Alico’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 are available on Alico’s website at www.alicoinc.com. In addition, you may access these materials at http://www.rrdezproxy.com/2011/Alico/, which does not have “cookies” that identify visitors to the site.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints JOHN R. ALEXANDER and JD ALEXANDER, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on December 30, 2010, at the Annual Meeting of Shareholders of the Company to be held on Friday, February 18, 2011 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.

Please mark your votes as indicated in this example.    ☒

1.	ELECTION OF DIRECTORS:

FOR all nominees listed below:

(INSTRUCTIONS: Vote for only Nine nominees.)

Nominees:	01)	John R. Alexander	☐	04)	Thomas A. McAuley	☐	07)	John D. Rood	☐
	02)	JD Alexander	☐	05)	Charles L. Palmer	☐	08)	Robert J. Viguet, Jr.	☐
	03)	Robert E. Lee Caswell	☐	06)	Ramon Rodriguez	☐	09)	Gordon Walker	☐

☐	WITHHOLD AUTHORITY to vote for any of the nominees listed below:

2.	APPROVAL OF THE AMENDED AND RESTATED DIRECTOR COMPENSATION PLAN

FOR approval of Amended and Restated Director Compensation Plan	☐

AGAINST approval of Amended and Restated Director Compensation Plan	☐

ABSTAIN	☐

3.	RATIFICATION OF COMPANY’S AUDITOR’S

FOR ratification of Company’s auditors	☐

AGAINST ratification of Company’s auditors	☐

ABSTAIN	☐

4.	THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY’S PROXY STATEMENT:

FOR ratification of the compensation of the Named Executive Officers	☐

AGAINST ratification of the compensation of the Named Executive Officers	☐

ABSTAIN	☐

5.	THE ADVISORY APPROVAL OF THE FREQUENCY OF A SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

1 YEAR	☐

2 YEARS	☐

3 YEARS	☐

ABSTAIN	☐

6.	In their discretion, the proxy or proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 14, 2011. This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR 3 YEARS ON PROPOSAL 5 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated , 2011

Signature of Shareholder

Signature of Shareholder (if held jointly) (Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)